Exhibit 99.1

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports First Quarter 2018 Results

CENTRAL ISLIP, N.Y., (Business Wire) – May 15, 2018 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems, today announced its first quarter 2018 financial results.

“In the first quarter, we continued to execute on the core segment of our growth strategy by increasing our investment in the development of our new CVD Materials facility,” said Len Rosenbaum, President and Chief Executive Officer. “The new facility will provide a cost-effective infrastructure to utilize the latest technology to produce high quality materials for aerospace, medical and electronic applications. We also further strengthened our senior leadership team and increased our focus on sales to expand and commercialize our exciting new technologies.”

Revenue for the first quarter was $9.2 million, compared to $9.8 million in the prior quarter and $9.7 million from the same period last year. Net income for the first quarter was $0.6 million compared to $1.6 million in the prior quarter and $1.0 million a year ago. The reduction in net income is primarily a result of the ongoing investment in the Materials business, the development of the new facility, and shifting some engineering and production personnel to the planning, outfitting and building of equipment for the new facility. Net earnings per diluted share were $0.09 compared to $0.24 in the fourth quarter of 2017 and $0.16 a year ago. Backlog as of March 31, 2018 was $9.8 million compared to $15.5 million on December 31, 2017.

CVD’s significant investment in the Materials facility will transform the Company over the long term: 1) CVD holds the proprietary knowledge and has the capability to build the production systems required to meet demand; 2) CVD possesses the intimate knowledge necessary to operate the systems in a cost-effective manner, providing a significant operational and financial competitive advantage; and 3) CVD is well capitalized to invest in the overhead and capital expenses required to take the Company to the next level. Execution of this growth strategy should provide an additional, diverse and stable revenue stream that should significantly improve growth and profitability over the long-term.

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-0784 or International (201) 689-8560. A telephone replay will be available for 7 days following the call. To access the replay, dial (844) 512-2921 or (412) 317-6671. The replay passcode is 13679606. A live and archived webcast of the call is also available on the Company’s website at: www.cvdequipment.com/event/first-quarter-2018-earnings-conference-call/.

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about CVD Equipment Corporation please contact:

Gina Franco

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

CVD Equipment Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31
	2018	2017
Revenue	$9,154	$9,651
Gross profit	3,761	5,480
Operating expenses	2,850	2,454
Operating income	911	1,717
Net income	558	1,708
Diluted earnings per share	$0.09	$0.16

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Equipment Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$13,135	$14,211
Accounts Receivable, net	8,979	2,059
Contract assets	3,719	8,397
Inventories	2,730	2,966
Other current assets	221	167
Total current assets	28,784	27,800
Property, plant and equipment, net	29,504	28,839
Deferred taxes	1,611	1,690
Other assets	206	68
Intangible assets	536	662
Total assets	$60,641	$58,978
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,104	$1,175
Accrued expenses and other current liabilities	2,563	2,739
Current portion of long-term debt	651	647
Current portion acquisition related contingent payments	100	100
Contract liabilities	1,515	466
Deferred revenue	533	292
Total current liabilities	6,466	5,419
Long-term acquisition related contingent payments	200	200
Long-term debt, net of current portion	12,540	12,705
Long-term debt	12,740	12,905
Total liabilities	19,206	18,324
Total stockholders' equity	41,435	40,654
Total liabilities and stockholders' equity	$60,641	$58,978

Earnings release should be read in conjunction with Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2017

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com
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